Exhibit 23.1b

Consent of Independent Auditors

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form S-3 and related Prospectus of Steel Dynamics, Inc. for the registration of 18,339,340 shares of Steel Dynamics, Inc. common stock and to the incorporation by reference therein of our report dated December 23, 2005, with respect to the consolidated statements of income, cash flows, and changes in stockholders' equity of OmniSource Corporation for the year ended September 30, 2005 included in Steel Dynamics, Inc.'s Current Report on Form 8-K dated March 26, 2008, filed with the Securities and Exchange Commission.

Fort Wayne, Indiana
July 21, 2008	/s/ Ernst & Young LLP